Exhibit 99.1

MoneyGram Appoints Lawrence Angelilli as Chief Financial Officer

30-year financial services executive takes top financial role on Jan. 1, 2016

Dallas (October 30, 2015) — MoneyGram (NASDAQ: MGI) today announced that Lawrence Angelilli has been named executive vice president and chief financial officer, effective Jan. 1, 2016. Angelilli succeeds W. Alexander Holmes, who will assume MoneyGram’s chief executive role on the same date.

“Larry is a highly regarded leader in the financial services industry and I am extremely excited that he will be our next CFO,” said Pamela H. Patsley, MoneyGram’s chairman and chief executive officer. “Since joining MoneyGram he has done an exceptional job overseeing our treasury and finance functions. As CFO, his depth of knowledge, global perspective and commitment to excellence will continue to serve MoneyGram well.”

As the company’s principal financial officer, he will oversee all finance, accounting and treasury related functions. Angelilli will also have responsibility for investor relations and will continue the collaboration between the Company’s various business and finance functions, particularly in developing corporate strategy.

“Now is a great time to be at MoneyGram,” Angelilli said. “Our commitment to growing the company and increasing shareholder value is supported by our vast physical and digital business model. I’m honored to help lead a dynamic company that has a positive impact on the lives of millions of people around the world.”

Angelilli has spent more than 30 years in the financial services industry. He joined MoneyGram as treasurer in 2011, overseeing global banking and treasury operations. Angelilli’s responsibilities expanded in 2014 to include leading the Company’s corporate finance functions.

“Appointing Larry as our next CFO ensures an orderly leadership transition,” Holmes said. “He has demonstrated the financial insight and collaborative approach needed to lead MoneyGram’s financial activities, which are integral to MoneyGram’s success. I look forward to working with Larry in his new role.”

#moneygramnews

About Lawrence Angelilli

Mr. Angelilli joined MoneyGram in August 2011 as Senior Vice President, Treasurer, bringing more than 30 years of financial services and treasury experience to the Company. He is responsible for MoneyGram’s global banking and treasury operations and leading the Company’s corporate finance functions.

Prior to MoneyGram, he was Director, Underwriting for Hudson Advisors/Lone Star Funds where he was responsible for the underwriting of private equity acquisitions related to financial asset pools and distressed financial institutions. From 1998 to 2009, Angelilli was Senior Vice President, Finance at Centex Corporation. His professional experience also includes tenures with NationsBank Corporation, Chrysler Financial Corporation and The National Bank of Detroit.

Mr. Angelilli holds a Master of Business Administration from the University of Detroit and a Bachelor of Arts in Economics from Wayne State University.

About MoneyGram International, Inc.

MoneyGram is a global provider of innovative money transfer and payment services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

Media Contact:

Michelle Buckalew

media@moneygram.com

214-979-1418